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                          TD Waterhouse Holdings, Inc.
                          a wholly owned subsidiary of

                           The Toronto-Dominion Bank

           Has Increased The Price Of Its Offer To Purchase For Cash
                     All Outstanding Shares of Common Stock
                                       of

                           TD Waterhouse Group, Inc.
                                       to

                              $9.50 Net Per Share
                          ---------------------------

             THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
               12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY,
                NOVEMBER 14, 2001, UNLESS THE OFFER IS EXTENDED.
                          ---------------------------
                                                                October 31, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     Morgan Stanley & Co. Incorporated and TD Securities Inc. have been appointed by TD Waterhouse Holdings, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of The Toronto-Dominion Bank, a Canadian chartered bank ("Parent"), to act in the United States and Canada, respectively, as Dealer Managers in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of TD Waterhouse Group, Inc., a Delaware corporation (the "Company"), at an increased price of $9.50 per Share, net to the seller in cash (such amount, or any greater amount per Share paid pursuant to the Amended Offer, being referred to herein as the "Amended Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 17, 2001, as amended (the "Offer to Purchase"), as amended and supplemented by the Supplement thereto dated October 31, 2001 (the "Supplement"), and in the related revised (blue) Letter of Transmittal enclosed herewith (which, together with any amendments or supplements thereto, collectively constitute the "Amended Offer").

     The Amended Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Amended Offer a number of Shares that, excluding the Shares owned by Parent and its subsidiaries, including the Purchaser, constitute a majority of the remaining outstanding Shares, (excluding Shares issuable upon exchange of certain exchangeable preference shares issued by a Company subsidiary) on the expiration date of the Amended Offer.

     Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Amended Offer. Stockholders are not required to take any further action with respect to such Shares in order to receive the increased offer price of $9.50 per Share if Shares are accepted for payment and paid for by the Purchaser pursuant to the Amended Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. See "The Tender Offer -- Section 3. Procedures for Tendering Shares" in the Offer to Purchase.

     Tendering stockholders may continue to use the original (green) Letter of Transmittal and the original (yellow) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or they may use the revised (blue) Letter of Transmittal and the revised (gray) Notice of Guaranteed Delivery circulated with the Supplement. Although the
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original (green) Letter of Transmittal previously circulated with the Offer to
Purchase refers only to the Offer to Purchase, stockholders using such document to tender their Shares will nevertheless be deemed to be tendering pursuant to the Amended Offer and will receive $9.50 for each Share validly tendered and not properly withdrawn if Shares are accepted for payment and paid for by the Purchaser pursuant to the Amended Offer.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     Enclosed for your information and use are copies of the following documents

1. The Supplement;

2. The revised (blue) Letter of Transmittal for your use in accepting the Amended Offer and tendering Shares and for the information of your clients;

3. The revised (gray) Notice of Guaranteed Delivery to be used to accept the Amended Offer if certificates for Shares are not immediately available, if such certificates and all other required documents cannot be delivered to Mellon Investor Services LLC (the "Depositary") or CIBC Mellon Trust Company (the "Canadian Forwarding Agent") or if the procedures for book-entry transfer cannot be completed on a timely basis;

5. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Amended Offer; and

6. A return envelope addressed to the Depositary or the Canadian Forwarding Agent. The Notice of Guaranteed Delivery may only be delivered to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE AMENDED OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 14, 2001, UNLESS THE OFFER IS EXTENDED.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Canadian Forwarding Agent, the Information Agent, the Dealer Managers, and any member of the soliciting dealer group to be formed by TD Securities Inc. as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Amended Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Amended Offer, except as otherwise provided in Instruction 6 of the revised Letter of Transmittal.

     In order to accept the Amended Offer, a duly executed and properly completed original (green) or revised (blue) Letter of Transmittal (or a facsimile thereof) and any required signature guarantees should be sent to the Depositary or the Canadian Forwarding Agent by 12:00 midnight, New York City time, on Wednesday, November 14, 2001, or, in the case of a book-entry transfer of Shares, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and any other required documents, should be sent to the Depositary by 12:00 midnight, New York City time, on Wednesday, November 14, 2001.

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     Any inquiries you may have with respect to the Amended Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                         Very truly yours,

                                         MORGAN STANLEY & CO.
                                             Incorporated

                                         TD SECURITIES INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, PURCHASER, THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY, THE CANADIAN FORWARDING AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE AMENDED OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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